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Exhibit 10.3

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FOR CERTAIN REDACTED PROVISIONS OF THIS AGREEMENT. THE REDACTED PROVISIONS ARE IDENTIFIED BY THREE ASTERISKS ENCLOSED BY BRACKETS AND UNDERLINED. THE CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

GROUND LEASE

BETWEEN

BNP PARIBAS LEASING CORPORATION

("BNPPLC")

AND

SPECIALTY LABORATORIES, INC.

("Specialty Laboratories")

March 26, 2002

(Santa Clarita, California)

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16.	Miscellaneous		14
	(A)	No Merger	14
	(B)	Memorandum of Lease	14

Exhibits and Schedules

Exhibit A	Legal Description
Exhibit B	Permitted Encumbrance List
Exhibit C	Determination of Fair Rental Value
Exhibit D	Contingent Purchase Option

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GROUND LEASE

        This GROUND LEASE (this "Ground Lease") is made and dated as of March 26, 2002 (the "Effective Date") by and between BNP PARIBAS LEASING CORPORATION, a Delaware corporation ("BNPPLC"), as lessee, and SPECIALTY LABORATORIES, INC., a California corporation ("Specialty Laboratories"), as lessor.

RECITALS

        Contemporaneously with the execution of this Ground Lease, BNPPLC and Specialty Laboratories are executing a Common Definitions and Provisions Agreement dated as of the Effective Date (the "Common Definitions and Provisions Agreement"), which by this reference is incorporated into and made a part of this Ground Lease for all purposes. As used in this Ground Lease, capitalized terms defined in the Common Definitions and Provisions Agreement and not otherwise defined in this Ground Lease are intended to have the respective meanings assigned to them in the Common Definitions and Provisions Agreement.

        At the request of Specialty Laboratories, and to facilitate the transaction contemplated in the other Operative Documents, BNPPLC is executing this Ground Lease to acquire from Specialty Laboratories a leasehold estate of less than 35 years in the Land described in Exhibit A attached hereto (the "Land") and any existing improvements thereon.

        Pursuant to a Lease Agreement dated as of the Effective Date (the "Lease") between BNPPLC, as landlord, and Specialty Laboratories, as tenant, BNPPLC is subleasing the Land and leasing Improvements (defined below) to Specialty Laboratories for a term expected to end at approximately the same time as the Turnover Date (as defined below) under this Ground Lease.

        Pursuant to a Purchase Agreement dated as of the Effective Date (the "Purchase Agreement") between BNPPLC and Specialty Laboratories, Specialty Laboratories is permitted to purchase BNPPLC's interest under this Ground Lease or arrange for a purchase of such interest, on and subject to the terms and conditions set forth therein.

GRANTING CLAUSES

        NOW, THEREFORE, in consideration of the rent to be paid and the covenants and agreements to be performed by BNPPLC, as hereinafter set forth, Specialty Laboratories does hereby LEASE, DEMISE and LET unto BNPPLC for the term hereinafter set forth the Land, together with:

          (1)  all easements and rights-of-way now owned or hereafter acquired by Specialty Laboratories for use in connection with the Land or any improvements constructed thereon or as a means of access thereto and any and all easements and rights appurtenant to the Land; and

          (2)  all right, title and interest of Specialty Laboratories, now owned or hereafter acquired, in and to (A) any land lying within the right-of-way of any street, open or proposed, adjoining the Land, (B) any and all sidewalks and alleys adjacent to the Land and (C) any strips and gores between the Land and abutting land not owned by Specialty Laboratories.

The Land and all of the property described in items (1) and (2) above are hereinafter referred to collectively as the "Real Property".

        To the extent, but only to the extent, that assignable rights or interests in, to or under the following have been or will be acquired by Specialty Laboratories as the owner of any interest in the Real Property, Specialty Laboratories also hereby grants and assigns to BNPPLC for the term of this Ground Lease the right to use and enjoy (and, in the case of contract rights, to enforce) such rights or interests of Specialty Laboratories:

          (a)  the Permitted Encumbrances; and

          (b)  any general intangibles, permits, licenses, franchises, certificates, and other rights and privileges related to the Real Property that BNPPLC (rather than Specialty Laboratories) would have acquired if BNPPLC had itself acquired the fee estate in the Real Property (excluding, however, any rights and privileges of Specialty Laboratories under this Ground Lease, any rights or privileges of Specialty Laboratories under the Lease or Purchase Agreement, and [without limiting Specialty Laboratories' obligations under subparagraphs 7(B), 7(C), 11(D) or 11(F) or BNPPLC's rights as a "Mortgagee" under any Development Contracts] any rights and privileges of Specialty Laboratories under the Development Contracts).

Such rights and interests of Specialty Laboratories, whether now existing or hereafter arising, are hereinafter collectively called the "Personal Property". The Real Property and the Personal Property are hereinafter sometimes collectively called the "Leased Property."

        Provided, however, the leasehold estate conveyed hereby and BNPPLC's rights hereunder are expressly made subject and subordinate to the Permitted Encumbrances, including those listed on Exhibit B. FURTHER, SO LONG AS THE OTHER OPERATIVE DOCUMENTS REMAIN IN FORCE, THE RIGHTS AND OBLIGATIONS OF SPECIALTY LABORATORIES AND BNPPLC HEREUNDER SHALL BE SUBJECT TO ANY CONTRARY PROVISIONS THEREIN, INCLUDING PROVISIONS IN THE CONSTRUCTION MANAGEMENT AGREEMENT AND THE LEASE THAT GOVERN THE COLLECTION AND APPLICATION OF CONDEMNATION AND INSURANCE PROCEEDS IN THE EVENT OF ANY TAKING OF OR DAMAGE TO THE LEASED PROPERTY.

GENERAL TERMS AND CONDITIONS

        The Leased Property is leased by Specialty Laboratories to BNPPLC and is accepted and is to be used and possessed by BNPPLC upon and subject to the following terms, provisions, covenants, agreements and conditions:

        1    Defined Terms and References.    As used herein, the terms "Ground Lease," "Specialty Laboratories," "BNPPLC," "Real Property," "Personal Property" and "Leased Property" shall have the meanings indicated above; as indicated above, capitalized terms that are defined in the Common Definitions and Provisions Agreement and that are used but not defined herein shall have the respective meanings assigned to them in the Common Definitions and Provisions Agreement; and, the following terms shall have the following respective meanings:

  "Contingent Purchase Option" means the option granted BNPPLC by Specialty Laboratories as provided in Exhibit D attached to this Ground Lease.

  "Fair Rental Value" means (and all appraisers and other persons involved in the determination of the Fair Rental Value will be so advised) the annual rent, as determined in accordance with Exhibit C, that would be agreed upon between a willing tenant, under no compulsion to lease, and a willing landlord, under no compulsion to lease, for unimproved land (including appurtenances) comparable in size and location to the Land, exclusive of any Improvements but assuming that there is no higher and better use for such land than as a site for improvements of comparable size and utility to the Improvements, at the time a determination is required under this Ground Lease and taking into consideration the condition of the Land, the encumbrances affecting the title to the Land and all applicable zoning, land use approvals and other governmental permits relating to the Land at the time of such determination.

  "Ground Lease Default" shall have the meaning assigned to it in subparagraph 13(A) below.

  "Ground Lease Rent" means the rent payable by BNPPLC pursuant to Paragraph 3 below.

  "Ground Lease Term" shall have the meaning assigned to it in Paragraph 2 below.

  "Improvements" means anything constructed on the Land from time to time which is deemed to be a "work of improvement" as said term is presently defined in California Civil Code Section 3106, including all buildings, landscaping, sidewalks and paving for driveways and parking

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  lots. There are no significant Improvements on the Land as of the Effective Date, but any and all new improvements to the Land made as contemplated in the Construction Management Agreement shall constitute Improvements as that term is used herein.

  "Leasehold Mortgage" means any mortgage, deed of trust (with or without a private power of sale), security agreement or assignment executed by BNPPLC to secure an obligation to repay borrowed money or other voluntary obligations, which covers BNPPLC's leasehold estate hereunder or any part thereof or any rents or other charges to be paid to BNPPLC pursuant to any sublease.

  "Leasehold Mortgagee" means any lender or other beneficiary of a Leasehold Mortgage that shall have notified Specialty Laboratories of the existence such Leasehold Mortgage and of its address to which notices should be delivered.

  "Turnover Date" means the first Business Day of the first calendar month which is more than thirty days after the Designated Sale Date.

        2    Ground Lease Term and Early Termination.    The term of this Ground Lease (herein called the "Ground Lease Term") shall commence on and include the Effective Date and end on the last Business Day prior to the thirty-fifth anniversary of the Effective Date. However, subject to the prior approval of any Leasehold Mortgagee, BNPPLC shall have the right to terminate this Ground Lease by giving a notice to Specialty Laboratories stating that BNPPLC unequivocally elects to terminate effective as of a date specified in such notice, which may be any date more than thirty days after the notice and after the expiration or termination of the Lease pursuant to its terms.

        3    Ground Lease Rent.    On each anniversary of the Effective Date, BNPPLC shall make a payment to Specialty Laboratories of rent for the then preceding year (herein called "Ground Lease Rent"), in currency that at the time of payment is legal tender for public and private debts in the United States of America. Each such payment of Ground Lease Rent shall equal the Fair Rental Value, determined as provided in Exhibit C.

        4    Receipt and Application of Insurance and Condemnation Proceeds.    All insurance and condemnation proceeds payable with respect to any damage to or taking of the Leased Property shall be payable to and become the property of BNPPLC; provided, however, Specialty Laboratories shall be entitled to receive condemnation proceeds awarded for the value of Specialty Laboratories' remainder interest in the Land exclusive of the Improvements. BNPPLC is authorized to take all action necessary on behalf of both BNPPLC and Specialty Laboratories (as lessor under this Ground Lease) to collect insurance and condemnation proceeds.

        5    No Lease Termination.    Except as expressly provided herein, this Ground Lease shall not terminate, nor shall Specialty Laboratories have any right to terminate this Ground Lease nor shall the obligations of Specialty Laboratories under this Ground Lease be excused, for any reason whatsoever, including without limitation any of the following: (i) any damage to or the destruction of all or any part of the Leased Property from whatever cause, (ii) the taking of the Leased Property or any portion thereof by eminent domain or otherwise for any reason, (iii) any default on the part of BNPPLC under this Ground Lease or under any other agreement to which Specialty Laboratories and BNPPLC are parties, or (iv) any other cause whether similar or dissimilar to the foregoing, any existing or future law to the contrary notwithstanding. Notwithstanding the foregoing, upon the purchase of BNPPLC's interest in the Land and Improvements pursuant to the Purchase Agreement and payment to BNPPLC of any other sums dues under any of the other Operative Documents, this Ground Lease shall terminate. It is the intention of the parties hereto that the obligations of Specialty Laboratories hereunder shall be separate and independent of the covenants and agreements of BNPPLC. However, nothing in this Paragraph shall be construed as a waiver by Specialty Laboratories of any right Specialty

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Laboratories may have at law or in equity to recover monetary damages for any default under this Ground Lease by BNPPLC.

        6    The Lease and other Operative Documents.    Nothing contained in this Ground Lease shall limit, modify or otherwise affect any of Specialty Laboratories' or BNPPLC's respective rights and obligations under the other Operative Documents (including the Construction Management Agreement and the Lease), which rights and obligations are intended to be separate, independent and in addition to, and not in lieu of, the obligations established by this Ground Lease. In the event of any inconsistency between the terms and provisions of the other Operative Documents and the terms and provisions of this Ground Lease, the terms and provisions of the other Operative Documents shall control.

        7    Use of Leased Property.

        (A)    Permitted Uses and Construction of Improvements.    Subject to the Permitted Encumbrances and the terms hereof, BNPPLC may use and occupy the Leased Property for any purpose permitted by Applicable Laws and may construct, modify, renovate, replace and remove any Improvements on the Land from time to time, subject only to the constraints that Applicable Laws would impose upon the owner of the Land if the owner were constructing, modifying, renovating, replacing or removing Improvements. To afford Specialty Laboratories an opportunity to file a notice of nonresponsibility pursuant to California Civil Code §3094, BNPPLC shall, before commencing the construction any major Improvements upon the Land after the Turnover Date, endeavor to notify Specialty Laboratories that BNPPLC intends to commence such construction; provided, however, BNPPLC shall have no liability for its failure to provide such a notice.

        (B)    Cooperation by Specialty Laboratories and its Affiliates.

          (1)  After (but only after) the Turnover Date, if a use of the Leased Property by BNPPLC or any new Improvements or any removal or modification of Improvements proposed by BNPPLC would violate any Permitted Encumbrance, Development Contract or Applicable Law unless Specialty Laboratories or any of its Affiliates, as an owner of adjacent property or otherwise, gave its consent or approval thereto or agreed to join in a modification of a Permitted Encumbrance or Development Contract, then Specialty Laboratories shall give and cause its Affiliates to give such consent or approval or join in such modification.

          (2)  After (but only after) the Turnover Date, to the extent, if any, that any Permitted Encumbrance, Development Contract or Applicable Law requires the consent or approval of Specialty Laboratories or any of its Affiliates or of the City of Santa Clarita, California or any other Person to an assignment of this Ground Lease or a transfer of any interest in the Leased Property by BNPPLC or its successors or assigns, Specialty Laboratories will without charge give and cause its Affiliates to give such consent or approval and will at its own expense cooperate in any way reasonably requested by BNPPLC to assist BNPPLC to obtain such consent or approval from the City or any other Person; provided, however, the consent or approval is not then prohibited by this Ground Lease or the Lease.

          (3)  Specialty Laboratories' obligations under this subparagraph 7(B) shall be binding upon any successor or assign of Specialty Laboratories or its Affiliates with respect to the Land and other properties encumbered by the Permitted Encumbrances or subject to the Development Contracts, and such obligations shall survive any sale of Specialty Laboratories' interest in the Leased Property to BNPPLC because of BNPPLC's exercise of the Contingent Purchase Option.

        (C)    Performance and Preservation of the Development Contracts for the Benefit of BNPPLC.    Not only prior to the expiration or termination of other Operative Documents, but thereafter throughout the term of this Ground Lease, Specialty Laboratories shall comply with and perform the obligations imposed by the Development Contracts upon Specialty Laboratories or upon any owner of the Land and shall do whatever is required to preserve the rights and benefits conferred or intended to be

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conferred by the Development Contracts, as necessary to facilitate the construction of Improvements on the Land contemplated in the Lease and to facilitate the use of such Improvements after the Turnover Date by BNPPLC and its successors, assigns and subtenants under this Ground Lease. Further, Specialty Laboratories hereby agrees for itself and its Affiliates, as the owner of the Land and any other land now owned or hereafter acquired by Specialty Laboratories or its Affiliates, which is described in the Development Contracts, to assume liability for and to indemnify BNPPLC and other Interested Parties and to defend and hold them harmless from and against all Losses (including Losses caused by any decline in the value of the Leased Property or of the Improvements) that they would not have incurred or suffered but for:

          (1)  any breach by Specialty Laboratories of its obligations under the preceding sentence,

          (2)  any termination of any Development Contract, to which Specialty Laboratories agreed, or which resulted from a breach thereof by Specialty Laboratories or its Affiliates, or

          (3)  any restrictions imposed by or asserted under any Development Contract upon any transfer after (but only after) the Turnover Date by BNPPLC or other Interested Parties of any interests they may then have in the Leased Property or in any Improvements.

THE INDEMNITY SET OUT IN THIS SUBPARAGRAPH 7(C) SHALL APPLY EVEN IF THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE NEGLIGENCE OF BNPPLC OR ANOTHER INTERESTED PARTY AND EVEN IF BNPPLC OR ANOTHER INTERESTED PARTY IS STRICTLY LIABLE FOR THE LOSSES AGAINST WHICH THE INDEMNITY IS PROVIDED; however, such indemnity shall not protect an Interested Party against Losses proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of that Interested Party. Specialty Laboratories' obligations under this subparagraph 7(C) shall be binding upon any successor or assign of Specialty Laboratories or its Affiliates with respect to the Land and other properties subject to the Development Contracts, and such obligations shall survive any sale of Specialty Laboratories' interest in the Leased Property to BNPPLC because of BNPPLC's exercise of the Contingent Purchase Option.

        (D)    Title to Improvements.    The leasehold estate created in favor of BNPPLC by this Ground Lease shall extend to and include the rights to use and enjoy any and all Improvements of whatever nature at any time and from time to time located on the Land. Thus, throughout the term of this Ground Lease, BNPPLC and its sublessees, assignees, licensees and concessionaires shall be entitled to use and enjoy such Improvements—to the exclusion of Specialty Laboratories as the lessor hereunder, but subject to Specialty Laboratories' rights under the Operative Documents (including the Lease) so long as they remain in effect—as if the lessee hereunder was the owner of the Improvements. Further, although all interest in any Improvements which remain on the Land when this Ground Lease expires or is terminated shall revert to Specialty Laboratories (and BNPPLC shall cause all such interest that reverts to Specialty Laboratories to be free and clear of any Liens Removable by BNPPLC, to the extent the same was caused by BNPPLC), it is also understood and agreed that the lessee hereunder may at any time and from time to time—after Specialty Laboratories ceases to have possession of the Leased Property pursuant to the Construction Management Agreement or as tenant under the Lease and prior to the expiration or termination of this Ground Lease—remove all or any Improvements from the Land without the consent of Specialty Laboratories and without any obligation to Specialty Laboratories or its Affiliates to provide compensation or to construct other Improvements on or about the Land. Any Improvements removed as provided in the preceding sentence shall be considered severed from the Land and thereupon become personal property of the lessee hereunder.

        8    Assignment and Subletting; Pass Through of BNPPLC's Liability Insurance and Indemnity Rights.    BNPPLC may sublet or assign this Ground Lease without the consent of Specialty Laboratories or any of its Affiliates, subject only to limitations set forth in the Lease for the benefit of Specialty Laboratories so long as those limitations remain in force.

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        To the extent that BNPPLC may from time to time after the Turnover Date require any subtenant to agree to maintain liability insurance against claims of third parties and agree to make BNPPLC an additional or named insured under such insurance, BNPPLC shall also require the subtenant to agree to make Specialty Laboratories an additional or named insured. However, BNPPLC shall have no liability to Specialty Laboratories for a breach by the subtenant of any such agreements, and to the extent that BNPPLC's rights as an additional or named insured are subject to exceptions or limitations concerning BNPPLC's own acts or omissions or the acts or omissions of anyone other than the subtenant, so too may Specialty Laboratories' rights as an additional or named insured be subject to exceptions or limitations concerning Specialty Laboratories' own acts or omissions or the acts or omissions of anyone other than the subtenant.

        To the extent that BNPPLC may itself from time to time after the Turnover Date maintain liability insurance against claims of third parties which may arise because of any occurrence on or alleged to have occurred on or about the Leased Property, BNPPLC shall cause Specialty Laboratories to be an additional or named insured under such insurance, provided Specialty Laboratories pays or reimburses BNPPLC for any additional insurance premium required to have Specialty Laboratories made an insured.

        To the extent that BNPPLC may from time to time after the Turnover Date require any subtenant to agree to indemnify BNPPLC against Environmental Losses or other Losses concerning the Leased Property, BNPPLC shall also require the subtenant to agree to indemnify Specialty Laboratories. However, BNPPLC shall have no liability to Specialty Laboratories for a breach by the subtenant of any such agreement, and to the extent that BNPPLC's rights as an indemnitee of the subtenant are subject to exceptions or limitations concerning BNPPLC's own acts or omissions or the acts or omissions of anyone other than the subtenant, so too may Specialty Laboratories' rights as an indemnitee be subject to exceptions or limitations concerning Specialty Laboratories' own acts or omissions or the acts or omissions of anyone other than the subtenant.

        9    Estoppel Certificate.    Specialty Laboratories and BNPPLC shall from time to time, within ten days after receipt of request by the other party hereto, deliver a statement in writing to such other party or other Person(s) designated by such party certifying:

          (A)  that this Ground Lease is unmodified and in full force and effect (or if modified that this Ground Lease as so modified is in full force and effect);

          (B)  that to the knowledge of the party providing such certificate, the other party has not previously assigned or hypothecated its rights or interests under this Ground Lease, except as is described in such statement with as much specificity as the party so certifying is able to provide;

          (C)  the term of this Ground Lease and the Ground Lease Rent then in effect and any additional charges;

          (D)  that to the knowledge of the party providing such certificate, the other party is not in default under any provision of this Ground Lease (or if in default, the nature thereof in detail) and, in any certificate provided by Specialty Laboratories, a statement as to any outstanding obligations on the part of Specialty Laboratories or BNPPLC; and

          (E)  in any certificate provided by Specialty Laboratories, such other factual matters concerning the Leased Property or BNPPLC's rights and obligations under this Ground Lease as are requested by BNPPLC.

Specialty Laboratories' failure to deliver such statement within such time shall be conclusive upon BNPPLC (i) that this Ground Lease is in full force and effect, without modification except as may be represented by BNPPLC, (ii) that there are no uncured defaults in BNPPLC's performance hereunder.

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        10    Leasehold Mortgages.

        (A)  By Leasehold Mortgage BNPPLC may encumber BNPPLC's leasehold estate in the Leased Property created by this Ground Lease and BNPPLC's rights and interests in buildings, fixtures, equipment and improvements situated on the Land and rents, issues, profits, revenues and other income to be derived by BNPPLC from the Leased Property. However, prior to the Turnover Date, any Leasehold Mortgage will be permitted hereunder only if it constitutes a Permitted Transfer and only if it is made expressly subject to the rights of Specialty Laboratories under the other Operative Documents.

        (B)  Any Leasehold Mortgagee or other party, including any corporation formed by a Leasehold Mortgagee, may become the legal owner of the leasehold estate created by this Ground Lease and of BNPPLC's rights and interests in the improvements, equipment, fixtures and other property assigned as additional security pursuant to a Leasehold Mortgage, by foreclosure of a Leasehold Mortgage or as a result of the assignment or conveyance in lieu of foreclosure. Further, any such Leasehold Mortgagee or other party may itself, after becoming the legal owner and holder of the leasehold estate created by this Ground Lease, or of any improvements, equipment, fixtures and other property assigned as additional security pursuant to a Leasehold Mortgage, convey or pledge the same without the consent of Specialty Laboratories.

        (C)  Specialty Laboratories shall serve notice of any default by BNPPLC hereunder upon any Leasehold Mortgagee for which Specialty Laboratories has received written notification from BNPPLC of the Leasehold Mortgagee's address for such notice. No notice of a default by BNPPLC shall be deemed effective until it is so served. Any Leasehold Mortgagee shall have the right to correct or cure any such default within the same period of time after receipt of such notice as is given to BNPPLC under this Ground Lease to correct or cure defaults, plus an additional period of thirty days thereafter. Specialty Laboratories will accept performance by any Leasehold Mortgagee of any covenant, condition or agreement on BNPPLC's part to be performed hereunder with the same force and effect as though performed by BNPPLC.

        (D)  If this Ground Lease should terminate by reason of a disaffirmance or rejection of this Ground Lease by BNPPLC or any receiver, liquidator or trustee for the property of BNPPLC, or by any governmental authority which had taken possession of the business or property of BNPPLC by reason of the insolvency or alleged insolvency of BNPPLC, then:

          (1)  Specialty Laboratories shall give notice thereof to each Leasehold Mortgagee for which Specialty Laboratories has received written notification from BNPPLC of the Leasehold Mortgagee's address for such notice; and upon request of any Leasehold Mortgagee made within sixty days after Specialty Laboratories has given such notice, Specialty Laboratories shall enter into a new ground lease of the Leased Property with such Leasehold Mortgagee for the remainder of the Ground Lease Term, at the same Ground Lease Rent and on the same terms and conditions (including subparagraph 7(D)) as are contained in this Ground Lease (a "New Ground Lease").

          (2)  The estate of the Leasehold Mortgagee, as lessee under the New Ground Lease, shall have priority equal to the estate of BNPPLC hereunder. That is, there shall be no charge, lien or burden upon the Leased Property prior to or superior to the estate granted by such New Ground Lease which was not prior to or superior to the estate of BNPPLC under this Ground Lease as of the date immediately preceding the termination of this Ground Lease. To the extent, however, that the other Operative Documents are in effect at the time of execution of such New Ground Lease, the New Ground Lease shall be made expressly subject to the other Operative Documents.

          (3)  Notwithstanding the foregoing, if Specialty Laboratories shall receive requests to enter into a New Ground Lease from more than one Leasehold Mortgagee because of the expiration or termination of this Ground Lease, Specialty Laboratories shall be required to enter into only one

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  New Ground Lease, and the New Ground Lease shall be to the requesting Leasehold Mortgagee who holds the highest priority lien or interest in BNPPLC's leasehold estate in the Land. If the liens or security interests of two or more such requesting Leasehold Mortgagees which shared the highest priority just prior to the termination of this Ground Lease, the New Ground Lease shall name all such Leasehold Mortgagees as co-tenants thereunder.

        (E)  If BNPPLC has agreed with any Leasehold Mortgagee that such Leasehold Mortgagee's consent will be required to any modification or early termination of this Ground Lease by BNPPLC, and if Specialty Laboratories has been notified in writing of such agreement, such consent will be required for such Leasehold Mortgagee to be bound by any such modification or early termination of this Ground Lease.

        (F)  No Leasehold Mortgagee will assume any liability under this Ground Lease either by virtue of its Leasehold Mortgage or by any subsequent receipt or collection of rents or profits generated from the Leased Property, unless and until the Leasehold Mortgagee acquires BNPPLC's leasehold estate in the Leased Property at foreclosure or by deed in lieu of foreclosure.

        (G)  Although the foregoing provisions concerning Leasehold Mortgages and Leasehold Mortgagees will be self operative, Specialty Laboratories agrees to include, in addition to the items specified in Paragraph 9, confirmation of the foregoing with respect to any Leasehold Mortgagee or prospective Leasehold Mortgagee in any statement delivered to such Leasehold Mortgagee which is provided to a pursuant to Paragraph 9.

        11    Other Representations, Warranties and Covenants of Specialty Laboratories.    Specialty Laboratories represents, warrants and covenants as follows:

        (A)    Current Status of Title.    Specialty Laboratories holds good and marketable title to the Land, free and clear of all liens and encumbrances, other than the Permitted Encumbrances and Development Contracts.

        (B)    Defense of Adverse Title Claims.    If any encumbrance or title defect whatsoever affecting the Leased Property or Improvements constructed prior to the Turnover Date (collectively, the "Improved Property") is claimed or discovered (including Liens against any part of or interest in the Improved Property, whether or not expressly subordinate to this Ground Lease, but excluding Permitted Encumbrances, Development Contracts and any Liens Removable by BNPPLC) or if any legal proceedings are instituted with respect to title to the Improved Property, Specialty Laboratories shall give prompt notice thereof to BNPPLC and at Specialty Laboratories' own cost and expense will promptly remove any such encumbrance and cure any such defect and will take all necessary and proper steps for the defense of any such legal proceedings, including the employment of counsel, the prosecution or defense of litigation and the release or discharge of all adverse claims. If Specialty Laboratories fails to promptly remove any encumbrance or cure any title defect as required by the preceding sentence, BNPPLC (whether or not named as a party to legal proceedings with respect thereto) shall be entitled to take such additional steps as in its judgment may be necessary or proper to remove such encumbrance or cure such defect or for the defense of any such attack or legal proceedings or the protection of BNPPLC's leasehold or other interest in the Property, including the employment of counsel, the prosecution or defense of litigation, the compromise or discharge of any adverse claims made with respect to the Property, the removal of prior liens or security interests, and all expenses (including Attorneys' Fees) so incurred of every kind and character shall be a demand obligation owing by Specialty Laboratories.

        For purposes of this subparagraph 11(B), Specialty Laboratories shall be deemed to be acting promptly to remove any encumbrance or to cure any title defect, other than a Lien which Specialty Laboratories or any of its Affiliates has granted or authorized, so long as Specialty Laboratories is in good faith by appropriate proceedings contesting the validity and applicability of the encumbrance or

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defect, and pending such contest Specialty Laboratories shall not be deemed in default under this subparagraph because of the encumbrance or defect, provided that Specialty Laboratories must satisfy the following conditions and requirements:

          (1)  Specialty Laboratories must diligently prosecute the contest to completion in a manner reasonably satisfactory to BNPPLC.

          (2)  Specialty Laboratories must immediately remove the encumbrance or cure the defect upon a final determination by a court of competent jurisdiction that it is valid and applicable to the Property.

          (3)  Specialty Laboratories must in any event conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against BNPPLC or the Improved Property because of such encumbrance or defect, all prior to (i) the date any criminal charges may be brought against BNPPLC or any of its directors, officers or employees because of such encumbrance or defect or (ii) the date any action is taken or threatened against BNPPLC or any property owned by BNPPLC (including BNPPLC's leasehold estate under this Ground Lease) by any governmental authority or any other Person who has or claims rights superior to BNPPLC because of the encumbrance or defect. Also, with respect to a contest of any encumbrance or defect discovered or claimed before the Designated Sale Date, Specialty Laboratories must conclude the contest and remove the encumbrance or cure the defect and pay any claims asserted against BNPPLC or the Improved Property because of such encumbrance or defect, all prior to the Designated Sale Date, unless on the Designated Sale Date Specialty Laboratories or an Affiliate of Specialty Laboratories or any Applicable Purchaser purchases the Property pursuant to the Purchase Agreement for a net price to BNPPLC (when taken together with any additional payments made by Specialty Laboratories pursuant to Paragraph 1(a)(ii) of the Purchase Agreement, in the case of a purchase by an Applicable Purchaser) equal to Stipulated Loss Value.

        (C)    Prohibition Against Consensual Liens on the Leased Property.    Specialty Laboratories shall not, without the prior consent of BNPPLC, create, place or authorize, or through any act or failure to act, acquiesce in the placing of, any deed of trust, mortgage or other Lien, whether statutory, constitutional or contractual against or covering the Improved Property or any part thereof (other than Permitted Encumbrances and Liens Removable by BNPPLC), regardless of whether the same are expressly or otherwise subordinate to this Ground Lease or BNPPLC's interest in the Improved Property.

        (D)    Compliance With Permitted Encumbrances.    Specialty Laboratories shall comply with and will cause to be performed all of the covenants, agreements and obligations imposed upon the owner of the Improved Property by the Permitted Encumbrances.

        (E)    Compliance With Laws.    Without limiting the foregoing, the use of the Property permitted by the Lease complies, or will comply after readily available permits are obtained, in all material respects with all Applicable Laws.

        (F)    Modification of Permitted Encumbrances and Development Contracts.    Specialty Laboratories shall not enter into, initiate, approve or consent to any modification of any Permitted Encumbrance or Development Contract that would create or expand or purport to create or expand obligations or restrictions which would encumber the Leased Property or any improvements constructed thereon without the prior consent of BNPPLC. Whether BNPPLC must give any such consent requested by Specialty Laboratories prior to the Designated Sale Date shall be governed by subparagraph 3(A) of the Closing Certificate.

        (G)    Title Insurance.    Without limiting Specialty Laboratories' obligations under the preceding subparagraphs, contemporaneously with the execution of this Ground Lease Specialty Laboratories is providing to BNPPLC a title insurance policy in the amount of no less than $60,000,000 insuring

Ground Lease - Page 9

BNPPLC's leasehold estate in the Land and its option to purchase the Land as provided herein, subject to Permitted Encumbrances.

        (H)    Environmental Representations.    To the knowledge of Specialty Laboratories, except as otherwise disclosed in the Environmental Report: (i) no Hazardous Substances Activity has occurred prior to the Effective Date; (ii) no owner or operator of the Leased Property has reported or been required to report any release of any Hazardous Substances on or from the Leased Property pursuant to any Environmental Law; and (iii) no owner or operator of the Leased Property has received from any federal, state or local governmental authority any warning, citation, notice of violation or other communication regarding a suspected or known release or discharge of Hazardous Substances on or from the Leased Property or regarding a suspected or known violation of Environmental Laws concerning the Leased Property. Further, Specialty Laboratories represents that to its knowledge, the Environmental Report taken as a whole is not misleading or inaccurate in any material respect. (As used in this subparagraph, "the knowledge of Specialty Laboratories" means the present actual knowledge (with due investigation) of Frank Spina, a current employee of Specialty Laboratories.)

        (I)    Condition of Property.    The Land as described in Exhibit A is the same as the land shown on the plat included as part of the survey prepared by Hennon Surveying & Mapping, Inc. dated November 29, 2001 (the "Survey,"), which survey was delivered to BNPPLC at the request of Specialty Laboratories. Specialty Laboratories is not aware of any latent or patent material defects or deficiencies in the Leased Property that, either individually or in the aggregate, could materially and adversely affect the use or occupancy of the Leased Property as permitted by the Lease or could reasonably be anticipated to endanger life or limb. No part of the Real Property is within a flood plain as designated by any governmental authority. All material improvements on the Land as of the Effective Date are as shown on the Survey, and except as shown on the Survey there are no easements or encroachments visible or apparent from an inspection of the Land. Adequate provision has been made (or can be made at a cost that is reasonable in connection with future development of the Land) for the Land to be served by electric, gas, storm and sanitary sewers, sanitary water supply, telephone and other utilities required for the use thereof. All streets, alleys and easements necessary to serve the Land and Improvements contemplated by the Lease, the Ground Lease and the Construction Management Agreement have been completed and are serviceable (or can be completed at a cost that is reasonable in connection with the construction contemplated in the Lease and the Construction Management Agreement). To the best knowledge of Specialty Laboratories, no extraordinary circumstances (including any use of the Land as a habitat for endangered species) exists that would materially and adversely affect the future development of the Land. When the Improvements contemplated in the Construction Management Agreement have been completed, such Improvements will be useable for their intended purpose without the need to obtain any easement, right-of-way, or concession from any other party.

        (J)    Omissions.    None of Specialty Laboratories' representations or warranties contained in this Ground Lease or in any other document, certificate or written statement furnished to BNPPLC by or on behalf of Specialty Laboratories contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained herein or therein (when taken in their entireties) not misleading.

        (K)    Insurance and Casualty.    In the event any of the Leased Property is destroyed or damaged by fire, explosion, windstorm, hail or by any other casualty against which insurance shall have been required hereunder, (i) BNPPLC may make proof of loss, (ii) each insurance company concerned is hereby authorized and directed to make payment for such loss directly to BNPPLC for application as required by Paragraph 4, and (iii) BNPPLC's consent must be obtained for any settlement, adjustment or compromise of any claims for loss, damage or destruction under any policy or policies of insurance.

Ground Lease - Page 10

        (L)    Condemnation.    All proceeds of condemnation awards or proceeds of sale in lieu of condemnation with respect to the Leased Property and all judgments, decrees and awards for injury or damage to the Leased Property shall be paid to BNPPLC and applied as provided in Paragraph 4 above. BNPPLC is hereby authorized, in the name of Specialty Laboratories, to execute and deliver valid acquittances for, and to appeal from, any such judgment, decree or award concerning condemnation of any of the Leased Property. BNPPLC shall not be, in any event or circumstances, liable or responsible for failure to collect, or to exercise diligence in the collection of, any such proceeds, judgments, decrees or awards.

        (M)    Further Assurances.    Specialty Laboratories shall, on request of BNPPLC, (i) promptly correct any defect, error or omission which may be discovered in the contents of this Ground Lease or in any other instrument executed in connection herewith or in the execution or acknowledgment thereof; (ii) execute, acknowledge, deliver and record or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purposes of this Ground Lease and to subject to this Ground Lease any property intended by the terms hereof to be covered hereby including specifically, but without limitation, any renewals, additions, substitutions, replacements or appurtenances to the Leased Property; (iii) execute, acknowledge, deliver, procure and record or file any document or instrument deemed advisable by BNPPLC to protect its rights in and to the Leased Property against the rights or interests of third persons; and (iv) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts as may be necessary, desirable or proper in the reasonable determination of BNPPLC to enable BNPPLC or any Leasehold Mortgagee to comply with the requirements or requests of any agency or authority having jurisdiction over them.

        12    Environmental Indemnification.

        (A)    Indemnity.    Specialty Laboratories hereby agrees to assume liability for and to indemnify BNPPLC and other Interested Parties and defend and hold them harmless from and against all Environmental Losses, subject only to the provisions of subparagraph 12(C) below. THE INDEMNITY SET OUT IN THIS SUBPARAGRAPH SHALL APPLY EVEN IF THE SUBJECT OF THE INDEMNIFICATION IS CAUSED BY OR ARISES OUT OF THE NEGLIGENCE OF BNPPLC OR ANOTHER INTERESTED PARTY AND EVEN IF BNPPLC OR ANOTHER INTERESTED PARTY IS STRICTLY LIABLE FOR THE ENVIRONMENTAL LOSSES AGAINST WHICH THE INDEMNITY IS PROVIDED; however, such indemnity shall not protect an Interested Party against Environmental Losses proximately caused by (and attributed by any applicable principles of comparative fault to) the Established Misconduct of (1) that Interested Party or (2) any subtenant, contractor or other Person who, at the time of such Established Misconduct, had entered upon the Land with authority expressly granted by that Interested Party or its Affiliates or by anyone lawfully claiming an interest in the Land through or under that Interested Party or its Affiliates (excluding, however, Specialty Laboratories and its Affiliates and any subtenant, contractor or other Person who had entered upon the Land with the consent or approval of Specialty Laboratories or its Affiliates).

        (B)    Assumption of Defense.

          (1)  If an Interested Party notifies Specialty Laboratories of any claim, demand, action, administrative or legal proceeding, investigation or allegation as to which the indemnity provided for in this Paragraph 12 applies, Specialty Laboratories shall assume on behalf of the Interested Party and conduct with due diligence and in good faith the investigation and defense thereof and the response thereto with counsel reasonably satisfactory to the Interested Party; provided, that the Interested Party shall have the right to be represented by advisory counsel of its own selection and at its own expense; and provided further, that if any such claim, demand, action, proceeding, investigation or allegation involves both Specialty Laboratories and the Interested Party and the Interested Party shall have been advised in writing by reputable counsel that there may be legal

Ground Lease - Page 11

  defenses available to it which are inconsistent with those available to Specialty Laboratories, then the Interested Party shall have the right to select separate counsel to participate in the investigation and defense of and response to such claim, demand, action, proceeding, investigation or allegation on its own behalf, and Specialty Laboratories shall pay or reimburse the Interested Party for all Attorney's Fees incurred by the Interested Party because of the selection of such separate counsel.

          (2)  If any claim, demand, action, proceeding, investigation or allegation arises as to which the indemnity provided for in this Paragraph 12 applies, and Specialty Laboratories fails to assume promptly (and in any event within twenty days after being notified of the claim, demand, action, proceeding, investigation or allegation) the defense of the Interested Party, then the Interested Party may contest (or settle, with the prior consent of Specialty Laboratories, which consent shall not be unreasonably withheld) the claim, demand, action, proceeding, investigation or allegation at Specialty Laboratories' expense using counsel selected by the Interested Party; provided, that after any such failure by Specialty Laboratories which continues for sixty days or more no such contest need be made or continued by the Interested Party and settlement or full payment of any claim may be made by the Interested Party without Specialty Laboratories' consent and without releasing Specialty Laboratories from any obligations to the Interested Party under this Paragraph 12 if, in the written opinion of reputable counsel to the Interested Party, the settlement or payment in full is clearly advisable.

        (C)    Notice of Environmental Losses.    If an Interested Party receives a written notice of Environmental Losses that it believes are covered by this Paragraph 12, then such Interested Party will be expected to promptly furnish a copy of such notice to Specialty Laboratories. Such Interested Party's failure to so provide a copy of the notice to Specialty Laboratories shall not excuse Specialty Laboratories from its obligations under this Paragraph 12; but if Specialty Laboratories is unaware of the matters described in the notice and such failure renders unavailable defenses that Specialty Laboratories might otherwise assert, or precludes actions that Specialty Laboratories might otherwise take, to minimize its obligations hereunder, then Specialty Laboratories shall be excused from its obligation to indemnify that particular Interested Party (and any of its Affiliates which may also be Interested Parties) against Environmental Losses, if any, which would not have been incurred but for such failure. For example, if BNPPLC fails to provide Specialty Laboratories with a copy of a notice of an obligation covered by the indemnity set out in subparagraph 12(A) and Specialty Laboratories is not otherwise already aware of such obligation, and if as a result of such failure BNPPLC becomes liable for penalties and interest covered by the indemnity in excess of the penalties and interest that would have accrued if Specialty Laboratories had been promptly provided with a copy of the notice, then Specialty Laboratories will be excused from any obligation to BNPPLC or BNPPLC's Parent to pay the excess.

        (D)    Rights Cumulative.    The rights of each Interested Party under this Paragraph 12 shall be in addition to any other rights and remedies of such Interested Party against Specialty Laboratories under the other provisions of this Ground Lease or under any other document or instrument now or hereafter executed by Specialty Laboratories, or at law or in equity (including any right of reimbursement or contribution pursuant to CERCLA).

        (E)    Survival of the Indemnity.    Specialty Laboratories' obligations under this Paragraph 12 shall survive the termination or expiration of this Ground Lease. All obligations of Specialty Laboratories under this Paragraph 12 shall be payable upon demand, and any amount due upon demand to any Interested Party by Specialty Laboratories which is not paid within thirty days after demand shall bear interest from the date of such demand at a floating interest rate equal to the Default Rate, but in no event in excess of the maximum rate permitted by Applicable Laws.

Ground Lease - Page 12

        13    Ground Lease Defaults.

        (A)    Definition of Ground Lease Default.    Each of the following events shall be deemed to be a "Ground Lease Default" by BNPPLC under this Ground Lease:

          (1)  BNPPLC shall fail to pay when due any installment of Ground Lease Rent due hereunder and such failure shall continue for sixty days after BNPPLC receives notice thereof.

          (2)  BNPPLC shall fail to execute any Sale Closing Documents required by the Purchase Agreement.

          (3)  BNPPLC shall fail to comply with any term, provision or covenant of this Ground Lease (other than as described in the other clauses of this subparagraph 13(A)), and shall not cure such failure prior to the earlier of (A) ninety days after notice thereof is sent to BNPPLC, or (B) the date any writ or order is issued for the levy or sale of any property owned by Specialty Laboratories or its Affiliates (including the Leased Property) because of such failure or any criminal action is instituted against BNPPLC or any of its directors, officers or employees because of such failure; provided, however, that so long as no such writ or order is issued and no such criminal actions is instituted, if such failure is susceptible of cure but cannot with reasonable diligence be cured within such ninety day period, and if BNPPLC shall promptly have commenced to cure the same and shall thereafter prosecute the curing thereof with reasonable diligence, the period within which such failure may be cured shall be extended for such further period as shall be necessary for the curing thereof with reasonable diligence.

        (B)    Remedy.    Upon the occurrence of a Ground Lease Default which is not cured within any applicable period expressly permitted by subparagraph 13(A), Specialty Laboratories' sole and exclusive remedies shall be to sue BNPPLC for the collection of any amount due under this Ground Lease, to sue for the specific enforcement of BNPPLC's obligations hereunder, or to enjoin the continuation of the Ground Lease Default, provided, however, no limitation of Specialty Laboratories' remedies contained herein will prevent Specialty Laboratories from exercising rights expressly provided in other Operative Documents or from recovering any reasonable costs Specialty Laboratories may incur to mitigate its damages by curing a Ground Lease Default that BNPPLC has failed to cure itself (so long as the cure by Specialty Laboratories is pursued in a lawful manner and the costs Specialty Laboratories seeks to recover do not exceed the actual damages to be mitigated). Specialty Laboratories may not terminate this Ground Lease or BNPPLC's right to possession under this Ground Lease, except as expressly provided in the Operative Documents. Any judgment which Specialty Laboratories may obtain against BNPPLC for amounts due under this Ground Lease may be collected only through resort of a judgement lien against BNPPLC's interest in the Leased Property and any Improvements. BNPPLC shall have no personal liability for the payment amounts due under this or for the performance of any obligations of BNPPLC under this Ground Lease.

        14    Quiet Enjoyment.    Neither Specialty Laboratories nor any third party lawfully claiming any right or interest in the Leased Property shall during the Ground Lease Term disturb BNPPLC's peaceable and quiet enjoyment of the Leased Property; however, such enjoyment shall be subject to the terms, provisions, covenants, agreements and conditions of this Ground Lease and the Permitted Encumbrances, to which this Ground Lease is subject and subordinate as hereinabove set forth.

        15    Option to Purchase.    Subject to the terms and conditions set forth in Exhibit D, including the condition specified therein that Specialty Laboratories shall have breached the Purchase Agreement and failed to cure such breach within any time for cure expressly provided in the Purchase Agreement, BNPPLC (and any assignee of BNPPLC's entire interest in the Leased Property, but not any subtenant or assignee of a lesser interest) shall have the option to purchase Specialty Laboratories' interest in the Leased Property.

Ground Lease - Page 13

        16    Miscellaneous.

        (A)    No Merger.    There shall be no merger of this Ground Lease or of the leasehold estate hereby created with the fee or any other estate in the Leased Property or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Ground Lease or the leasehold estate hereby created or any interest in this Ground Lease or in such leasehold estate as well as the fee or any other estate in the Leased Property or any interest in such fee or other estate, unless all parties with an interest in the Leased Property that would be adversely affected by any such merger specifically agree in writing that such a merger shall occur.

        (B)    Memorandum of Lease.    Specialty Laboratories and BNPPLC shall execute a memorandum of this Ground Lease in recordable form which shall be filed in the real property records of Los Angeles County, California.

[signature pages follow]

Ground Lease - Page 14

        IN WITNESS WHEREOF, this Ground Lease is hereby executed in multiple originals as of March 26, 2002.

"Specialty Laboratories"
SPECIALTY LABORATORIES, INC., a California corporation
By:	/s/ Frank J. Spina

	Name:	Frank J. Spina

	Title:	Chief Financial Officer

        [Continuation of signature pages to Ground Lease dated as of March 26, 2002 between Specialty Laboratories and BNPPLC]

"BNPPLC"
BNP PARIBAS LEASING CORPORATION, a Delaware corporation
By:	/s/ Barry Mendelsohn
Barry Mendelsohn, Vice President

Exhibit A

Legal Description

        The real property is located in the State of California, County of Los Angeles and is described as follows:

Parcel A:

        LOT 3 OF TRACT 43735, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1074, PAGES 37 TO 39 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Parcel B:

        LOT 1 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1076, PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY.

Parcel C:

        THAT PORTION OF LOT 2 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS SHOWN ON MAP FILED IN BOOK 1076 PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

        BEGINNING AT THE NORTHWESTERLY CORNER OF SAID LOT 2; THENCE

  1.
  ALONG THE NORTHERLY LINE OF SAID LOT 2 NORTH 77° 25' 56" EAST 531.27 FEET TO THE NORTHEASTERLY CORNER OF SAID LOT 2, SAID CORNER BEING A POINT ON A CURVE CONCAVE WESTERLY HAVING A RADIUS OF 458.00 FEET, A RADIAL LINE TO SAID CORNER BEARS NORTH 72° 49' 01" EAST; THENCE

  2.
  SOUTHERLY ALONG THE EASTERLY LINE OF SAID LOT 2 AND ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 4° 36' 54" AN ARC DISTANCE OF 36.89 FEET; THENCE

  3.
  TANGENT TO SAID CURVE SOUTH 12° 34' 04" EAST 140.43 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE WESTERLY HAVING A RADIUS OF 3958.00 FEET; THENCE

  4.
  SOUTHERLY ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 1° 27' 13" AN ARC DISTANCE OF 100.42 FEET TO A POINT ON LAST SAID CURVE, A RADIAL LINE TO SAID POINT BEARS NORTH 78° 53' 09" EAST; THENCE

  5.
  PARALLEL TO THE SOUTHERLY LINE OF SAID LOT 2 SOUTH 77° 25' 56" WEST 472.58 FEET TO THE WESTERLY LINE OF SAID LOT 2; THENCE

  6.
  ALONG SAID WESTERLY LINE OF LOT 2 NORTH 36° 20' 00" EAST 41.06 FEET; THENCE

  7.
  NORTH 54° 00' 00" WEST 95.00 FEET; THENCE

  8.
  NORTH 1° 50' 00" EAST 24.00 FEET; THENCE

  9.
  NORTH 48° 20' 00" EAST 59.00 FEET; THENCE

  10.
  NORTH 42° 10' 00" WEST 54.00 FEET; THENCE

  11.
  NORTH 68° 14' 55" WEST 55.60 FEET; THENCE

  12.
  NORTH 26° 10' 00" WEST 55.66 FEET TO THE POINT OF BEGINNING.

SAID LAND IS SHOWN AS PARCEL 3 OF CERTIFICATE OF COMPLIANCE NO. 91-001, A COPY OF WHICH RECORDED MAY 1, 1991 AS INSTRUMENT NO. 91-627467.

Parcel D:

        LOT 3 AND THOSE PORTIONS OF LOTS 2 AND 4 OF TRACT 43736, IN THE CITY OF SANTA CLARITA, AS PER MAP RECORDED IN BOOK 1076 PAGES 38 TO 41 INCLUSIVE OF MAPS, IN THE OFFICE OF THE COUNTY RECORDER OF SAID COUNTY, DESCRIBED AS FOLLOWS:

        BEGINNING AT THE NORTHWESTERLY CORNER OF LOT 4; THENCE

  1.
  ALONG THE WESTERLY LINE OF SAID LOT 4 SOUTH 44°40'00" EAST 32.29 FEET; THENCE

  2.
  SOUTH 10°40'00" WEST 80.00 FEET TO A POINT DISTANT THEREON NORTH 10°40'00" EAST 18.00 FEET FROM THE SOUTHWESTERLY TERMINUS OF THAT COURSE IN SAID WESTERLY LINE SHOWN AS NORTH 10°40'00" EAST 98.00 FEET; THENCE

  3.
  PARALLEL WITH THE SOUTHERLY LINE OF SAID LOT 4 NORTH 77°25'56" EAST 455.86 FEET TO THE EASTERLY LINE OF SAID LOT 4; THENCE

  4.
  ALONG SAID EASTERLY LINE AND THE EASTERLY LINE OF SAID LOTS 3 AND 2 NORTH 05°20'37" WEST 2.71 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE WESTERLY HAVING A RADIUS OF 3958.00; THENCE

  5.
  NORTHERLY ALONG SAID EASTERLY LINE AND ALONG SAID CURVE THROUGH A CENTRAL ANGLE OF 05°46'14" AN ARC DISTANCE OF 398.63 FEET TO A POINT ON SAID CURVE, A RADIAL LINE TO SAID POINT BEARS NORTH 78°53'09" EAST; THENCE

  6.
  PARALLEL TO THE NORTHERLY LINE OF SAID LOT 3 SOUTH 77°25'56" WEST 472.58 FEET TO THE WESTERLY LINE OF SAID LOT 2; THENCE

  7.
  ALONG SAID WESTERLY LINE AND THE WESTERLY LINE OF SAID LOT 3 SOUTH 36°20'00" WEST 29.94 FEET; THENCE

  8.
  SOUTH 01°10'00" WEST 133.00 FEET; THENCE

  9.
  SOUTH 63°00'00" EAST 76.00 FEET; THENCE

  10.
  SOUTH 12°50'00" WEST 68.00; THENCE

  11.
  SOUTH 44°40'00" EAST 47.71 FEET TO THE POINT OF BEGINNING.

SAID LAND IS SHOWN AS PARCEL 2 OF CERTIFICATE OF COMPLIANCE NO. 91-001, A COPY OF WHICH RECORDED MAY 1, 1991 AS INSTRUMENT NO. 91-627467.

        TAX ASSESSOR PARCELS 2861-001-049,050,110,111,093 AND 094.

        EXCEPTING FROM PARCELS A THROUGH D ABOVE THE FOLLOWING RIGHTS, WHICH HAVE BEEN RESERVED TO GRANTOR IN THAT CERTAIN GRANT DEED RECORDED DECEMBER 14, 2001 IN THE REAL PROPERTY RECORDS OF THE RECORDER OF LOS ANGELES COUNTY, CALIFORNIA, AS DOCUMENT NUMBER 01 2394274:

        ALL OIL, OIL RIGHTS, MINERALS, MINERAL RIGHTS, NATURAL GAS RIGHTS AND OTHER HYDROCARBONS BY WHATSOEVER NAME KNOWN, GEOTHERMAL STEAM AND ALL PRODUCTS DERIVED FROM ANY OF THE FOREGOING, THAT MAY BE WITHIN OR

Exhibit A - Page 2

UNDER THE REAL PROPERTY REFERRED TO ABOVE, TOGETHER WITH THE PERPETUAL RIGHT OF DRILLING, MINING, EXPLORING AND OPERATING THEREFOR AND STORING IN AND REMOVING THE SAME FROM SUCH REAL PROPERTY OR ANY OTHER PROPERTY, INCLUDING THE RIGHT TO WHIPSTOCK OR DIRECTIONALLY DRILL AND MINE FROM PROPERTIES OTHER THAN THE REAL PROPERTY REFERRED TO ABOVE, OIL OR GAS WELLS, TUNNELS AND SHAFTS INTO, THROUGH OR ACROSS THE SUBSURFACE OF THE REAL PROPERTY REFERRED TO ABOVE, AND TO THE BOTTOM SUCH WHIPSTOCKED OR DIRECTIONALLY DRILLED WELLS, TUNNELS AND SHAFTS UNDER AND BENEATH OR BEYOND THE EXTERIOR LIMITS THEREOF, AND TO REDRILL, RETUNNEL, EQUIP, MAINTAIN, REPAIR, DEEPEN AND OPERATE ANY SUCH WELLS OR MINES; PROVIDED, HOWEVER, ALL OF THE FOREGOING IS WITHOUT THE RIGHT TO DRILL, MINE, STORE, EXPLORE OR OPERATE THROUGH THE SURFACE OF THE REAL PROPERTY REFERRED TO ABOVE OR THE UPPER 500 FEET OF THE SUBSURFACE OF SUCH REAL PROPERTY.

        ALSO EXCEPTING FROM PARCELS A THROUGH D ABOVE THE FOLLOWING RIGHTS, WHICH HAVE BEEN RESERVED TO GRANTOR IN THAT CERTAIN GRANT DEED RECORDED DECEMBER 14, 2001 IN THE REAL PROPERTY RECORDS OF THE RECORDER OF LOS ANGELES COUNTY, CALIFORNIA, AS DOCUMENT NUMBER 01 2394274:

        ALL WATER AND WATER RIGHTS NOW IN OR IN THE FUTURE OWNED BY SELLER APPURTENANT TO OR RELATED IN ANY WAY TO THE REAL PROPERTY REFERRED TO ABOVE OR USED BY SELLER IN CONNECTION WITH OR RELATED TO SUCH REAL PROPERTY (NO MATTER HOW ACQUIRED BY SELLER) TOGETHER WITH THE RIGHT AND POWER TO EXPLORE, DRILL, REDRILL, REMOVE AND STORE THE SAME FROM, UNDER OR IN THE REAL PROPERTY REFERRED TO ABOVE OR TO DIVERT OR OTHERWISE UTILIZE SUCH WATER, RIGHTS OR INTERESTS ON ANY OTHER PROPERTY OWNED OR LEASED BY SELLER AND THE RIGHT AND POWER TO CONDUCT WATER OVER OR TO STORE WATER UNDERNEATH THE REAL PROPERTY REFERRED TO ABOVE BY SUCH MEANS AS SELLER DEEMS REASONABLE. THE WATER AND WATER RIGHTS EXCEPTED AND RESERVED TO SELLER INCLUDE, BUT ARE NOT LIMITED TO, ALL RIPARIAN WATER RIGHTS, ALL APPROPRIATIVE WATER RIGHTS, ALL WATER RIGHTS AND RIGHTS TO STORE WATER IN SUBSURFACE RESERVOIRS BASED ON OVERLYING LAND OWNERSHIP, ALL LITTORAL WATER RIGHTS, ALL RIGHTS TO PERCOLATING WATER, ALL PRESCRIPTIVE WATER RIGHTS, ALL ADJUDICATED, STATUTORY OR CONTRACTUAL WATER RIGHTS, ALL RIGHTS TO AQUIFERS, RESERVOIRS, SUBSURFACE AND SURFACE WATERS, AND ALL RIGHTS TO TAKE, USE AND DEVELOP FOR USE ANY AND ALL WATER THAT MAY NOW EXIST OR MAY IN THE FUTURE EXIST UPON, IN OR UNDER THE REAL PROPERTY REFERRED TO ABOVE; PROVIDED, HOWEVER, ALL OF THE FOREGOING IS WITHOUT THE RIGHT TO USE OR ALTER THE SURFACE OF THE REAL PROPERTY OR TO OTHERWISE INTERFERE WITH THE USE AND ENJOYMENT OF THE SAME BY GRANTEE AND ITS HEIRS, PERSONAL REPRESENTATIVES, SUCCESSORS AND ASSIGNS.

Exhibit A - Page 3

Exhibit B

Permitted Encumbrances

        References to "Official Records" shall mean the Official Records of Los Angeles County, California

        The leasehold and other interests in the Land hereby conveyed by Specialty Laboratories are conveyed subject to the following matters to the extent the same are still valid and in force:

1.
Taxes and assessments for the year 2001-2002 and subsequent years, which are not yet due and payable.

2.
An acceptance form recorded December 23, 1982 as Instrument No. 82-1287917, Official Records.

3.
Covenants, conditions and restrictions as set forth in document recorded February 18, 1983 as Instrument No. 83-192391, Official Records, as modified by document recorded January 11, 1985 as Instrument No. 85-33709, Official Records, and as further modified by document recorded July 8, 1985, as Instrument No. 85-781671, Official Records.

4.
Protective conditions in document recorded June 27, 1985, as Instrument No. 85-748557, Official Records.

5.
Provisions of the dedication statement on the Map of Tract No. 43736, recorded in Book 1076, Pages 38 to 41 inclusive of Maps, Official Records.

6.
Document entitled "Memorandum of Repurchase and Right of First Refusal" dated December 6, 2001, executed by the Newhall Land and Farming Company and Specialty Laboratories, Inc., recorded December 14, 2001 as Instrument No. 01-2394275, as subordinated by Subordination Agreement of even date herewith.

Exhibit C

DETERMINATION OF FAIR RENTAL VALUE

        Each annual payment of Ground Lease Rent will equal the Fair Rental Value, computed as of the most recent Rental Determination Date when such payment becomes due. As used in this Exhibit, "Rental Determination Date" means the (1) the Effective Date, (2) the earliest anniversary of the Effective Date to follow the Turnover Date by more than thirty days, and (3) after the second Rental Determination Date described in clause (2), each fifth anniversary of the preceding Rental Determination Date.

        As of the Effective Date (i.e., the first Rental Determination Date), the parties agree that Fair Rental Value is [***]*.

        If Specialty Laboratories and BNPPLC have not agreed upon Fair Rental Value as of any subsequent Rental Determination Date within one hundred eighty days after the such date, then Fair Rental Value will be determined as follows:

          (a)  Specialty Laboratories and BNPPLC shall each appoint a real estate appraiser who is familiar with rental values for properties in the vicinity of the Land and who has not previously acted for either party. Each party will make the appointment no later than ten days after receipt of notice from the other party that the appraisal process described in this Exhibit has been invoked. The agreement of the two appraisers as to Fair Rental Value will be binding upon Specialty Laboratories and BNPPLC. If the two appraisers cannot agree upon the Fair Rental Value within ten days following their appointment, they shall within another ten days agree upon a third real estate appraiser. Immediately thereafter, each of the first two appraisers will submit his best estimate of the appropriate Fair Rental Value (together with a written report supporting such estimate) to the third appraiser and the third appraiser will choose between the two estimates. The estimate of Fair Rental Value chosen by the third appraiser as the closest to the prevailing annual fair rental value will be binding upon Specialty Laboratories and BNPPLC. Notification in writing of this estimate shall be made to Specialty Laboratories and BNPPLC within fifteen days following the selection of the third appraiser.

          (b)  If appraisers must be selected under the procedure set out above and either BNPPLC or Specialty Laboratories fails to appoint an appraiser or fails to notify the other party of such appointment within fifteen days after receipt of notice that the prescribed time for appointing the appraisers has passed, then the other party's appraiser will determine the Fair Rental Value. All appraisers selected for the appraisal process set out in this Exhibit will be disinterested, reputable, qualified real estate appraisers with the designation of MAI or equivalent and with at least 5 years experience in appraising properties in Los Angeles County, California comparable to the Land.

          (c)  If a third appraiser must be chosen under the procedure set out above, he or she will be chosen on the basis of objectivity and competence, not on the basis of his relationship with the other appraisers or the parties to this Ground Lease, and the first two appraisers will be so advised. Although the first two appraisers will be instructed to attempt in good faith to agree upon the third appraiser, if for any reason they cannot agree within the prescribed time, either Specialty Laboratories and BNPPLC may require the first two appraisers to immediately submit its top choice for the third appraiser to the then highest ranking officer of the Los Angeles Bar Association who will agree to help and who has no attorney/client or other significant relationship to either Specialty Laboratories or BNPPLC. Such officer will have complete discretion to select the most objective and competent third appraiser from between the choice of each of the first two appraisers, and will do so within twenty days after such choices are submitted to him.

* PORTIONS OF THIS PAGE HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

          (d)  Either Specialty Laboratories or BNPPLC may notify the appraiser selected by the other party to demand the submission of an estimate of Fair Rental Value or a choice of a third appraiser as required under the procedure described above; and if the submission of such an estimate or choice is required but the other party's appraiser fails to comply with the demand within fifteen days after receipt of such notice, then the Fair Rental Value or choice of the third appraiser, as the case may be, selected by the other appraiser (i.e., the notifying party's appraiser) will be binding upon Specialty Laboratories and BNPPLC.

          (e)  Specialty Laboratories and BNPPLC shall each bear the expense of the appraiser appointed by it, and the expense of the third appraiser and of any officer of the Los Angeles Bar Association who participates in the appraisal process described above will be shared equally by Specialty Laboratories and BNPPLC.

Exhibit C - Page 2

Exhibit D

CONTINGENT PURCHASE OPTION

        Subject to the terms of this Exhibit, BNPPLC shall have an option (the "Option") to buy Specialty Laboratories' fee interest in the Leased Property at any time during the term of this Ground Lease after (but only after) any breach by Specialty Laboratories under the Purchase Agreement, provided Specialty Laboratories does not cure the breach within any time permitted for cure by the express provisions of the Purchase Agreement, for a purchase price (the "Option Price") to Specialty Laboratories equal to fair market value.

        For the purposes of this Exhibit, "fair market value" means (and all appraisers and other persons involved in the determination of the Option Price will be so advised) the price that would be agreed upon between a willing buyer, under no compulsion to buy, and a willing seller, under no compulsion to sell, for unimproved land comparable in size and location to the Land, exclusive of any Improvements but assuming that there is no higher and better use for such land than as a site for improvements of comparable size and utility to the Improvements, at the time of BNPPLC's exercise of the Option and taking into consideration the condition of the Land, the encumbrances affecting the title to the Land and all applicable zoning, land use approvals and other governmental permits relating to the Land at the time of the exercise of the Option.

        If BNPPLC exercises the Option, which BNPPLC may do by notifying Specialty Laboratories that BNPPLC has elected to buy Specialty Laboratories' interest in the Leased Property as provided herein, then:

          (a)  To the extent, if any, required as a condition imposed by law to the conveyance of the fee interest in the Leased Property to BNPPLC, Specialty Laboratories shall promptly at its expense do whatever is necessary and possible (including, without limitation, cooperating with BNPPLC in seeking any zoning variances requested by BNPPLC) to obtain approvals of a new Parcel Map or lot line adjustments. Should it be determined that it is not possible to satisfy any such condition imposed by law, neither Specialty Laboratories nor BNPPLC shall be required to consummate any purchase pursuant to this Exhibit, and this Ground Lease will continue as if BNPPLC had not exercised the Option.

          (b)  Upon BNPPLC's tender of the Option Price to Specialty Laboratories, Specialty Laboratories will convey good and marketable title to the fee estate in the Land and its interest in all other Leased Property to BNPPLC by general warranty deed and assignment subject only to the Permitted Encumbrances and, to the extent still in force, the Lease and the Purchase Agreement.

          (c)  BNPPLC's obligation to close the purchase shall be subject to the following terms and conditions, all of which are for the benefit of BNPPLC: (1) BNPPLC shall have been furnished with evidence satisfactory to BNPPLC that Specialty Laboratories can convey title as required by the preceding subparagraph; (2) nothing shall have occurred or been discovered after BNPPLC exercised the Option that could significantly and adversely affect title to the Leased Property or BNPPLC's use thereof, (3) all of the representations of Specialty Laboratories in this Ground Lease shall continue to be true as if made effective on the date of the closing and, with respect to any such representations which may be limited to the knowledge of Specialty Laboratories or any of Specialty Laboratories' representatives, would continue to be true on the date of the closing if all relevant facts and circumstances were known to Specialty Laboratories and such representatives, and (4) BNPPLC shall have been tendered the deed and other documents which are described in this Exhibit as documents to be delivered to BNPPLC at the closing of BNPPLC's purchase.

          (d)  Closing of the purchase will be scheduled on the first Business Day following thirty days after the Option Price is established in accordance with the terms and conditions of this Exhibit and after any approvals described in subparagraph (a) above are obtained, and prior to closing BNPPLC's occupancy of the Leased Property shall continue to be subject to the terms and conditions of this Ground Lease, including the terms setting forth BNPPLC's obligation to pay rent. Closing shall take place at the offices of any title insurance company reasonably selected by BNPPLC to insure title under the title insurance policy described below.

          (e)  Any transfer taxes or notices or registrations required by law in connection with the sale contemplated by this Exhibit will be the responsibility of Specialty Laboratories.

          (f)    Specialty Laboratories will deliver a certificate of nonforeign status to BNPPLC at closing as needed to comply with the provisions of the U.S. Foreign Investors Real Property Tax Act (FIRPTA) or any comparable federal, state or local law in effect at the time.

          (g)  Specialty Laboratories will also pay for and deliver to BNPPLC at the closing an owner's title insurance policy in the full amount of the Option Price, issued by a title insurance company designated by BNPPLC (or written confirmation from the title company that it is then prepared to issue such a policy), and subject only to standard printed exceptions which the title insurance company refuses to delete or modify in a manner acceptable to BNPPLC and to Permitted Encumbrances.

          (h)  Specialty Laboratories shall also deliver at the closing all other documents or things reasonably required to be delivered to BNPPLC or by the title insurance company to evidence Specialty Laboratories' ability to transfer the Leased Property to BNPPLC.

        If Specialty Laboratories and BNPPLC do not otherwise agree upon the amount of the Option Price within twenty days after BNPPLC exercises the Option, the Option Price shall be determined in accordance with the following procedure:

          (1)  Specialty Laboratories and BNPPLC shall each appoint a real estate appraiser who is familiar with properties in the vicinity of the Land and who has not previously acted for either party. Each party will make the appointment no later than ten days after receipt of notice from the other party that the appraisal process described in this Exhibit has been invoked. The agreement of the two appraisers as to the Option Price will be binding upon Specialty Laboratories and BNPPLC. If the two appraisers cannot agree upon the Option Price within ten days following their appointment, they shall within another ten days agree upon a third real estate appraiser. Immediately thereafter, each of the first two appraisers will submit his best estimate of the appropriate Option Price (together with a written report supporting such estimate) to the third appraiser and the third appraiser will choose between the two estimates. The estimate of Option Price chosen by the third appraiser as the closest to the prevailing monthly fair market value will be binding upon Specialty Laboratories and BNPPLC. Notification in writing of the Option Price shall be made to Specialty Laboratories and BNPPLC within fifteen days following the selection of the third appraiser.

          (2)  If appraisers must be selected under the procedure set out above and either BNPPLC or Specialty Laboratories fails to appoint an appraiser or fails to notify the other party of such appointment within fifteen days after receipt of notice that the prescribed time for appointing the appraisers has passed, then the other party's appraiser will determine the Option Price. All appraisers selected for the appraisal process set out in this Exhibit will be disinterested, reputable, qualified real estate appraisers with the designation of MAI or equivalent and with at least 5 years experience in appraising properties comparable in Los Angeles County, California to the Land.

          (3)  If a third appraiser must be chosen under the procedure set out above, he will be chosen on the basis of objectivity and competence, not on the basis of his relationship with the other appraisers or the parties to this Ground Lease, and the first two appraisers will be so advised. Although the first two appraisers will be instructed to attempt in good faith to agree upon the third appraiser, if for any reason they cannot agree within the prescribed time, either Specialty Laboratories and BNPPLC may require the first two appraisers to immediately submit its top choice for the third appraiser to the then highest ranking officer of the Los Angeles Bar

Exhibit D - Page 2

  Association who will agree to help and who has no attorney/client or other significant relationship to either Specialty Laboratories or BNPPLC. Such officer will have complete discretion to select the most objective and competent third appraiser from between the choice of each of the first two appraisers, and will do so within ten days after such choices are submitted to him.

          (4)  Either Specialty Laboratories or BNPPLC may notify the appraiser selected by the other party to demand the submission of an estimate of Option Price or a choice of a third appraiser as required under the procedure described above; and if the submission of such an estimate or choice is required but the other party's appraiser fails to comply with the demand within fifteen days after receipt of such notice, then the Option Price or choice of the third appraiser, as the case may be, selected by the other appraiser (i.e., the notifying party's appraiser) will be binding upon Specialty Laboratories and BNPPLC.

          (5)  Specialty Laboratories and BNPPLC shall each bear the expense of the appraiser appointed by it, and the expense of the third appraiser and of any officer of the Los Angeles Bar Association who participates in the appraisal process described above will be shared equally by Specialty Laboratories and BNPPLC.

Exhibit D - Page 3

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TABLE OF CONTENTS
GROUND LEASE
Exhibit A Legal Description
Exhibit B Permitted Encumbrances
Exhibit C DETERMINATION OF FAIR RENTAL VALUE
Exhibit D CONTINGENT PURCHASE OPTION